EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 2, 2007 (except Note 14, as to which the date is August 6, 2007), with respect to the consolidated financial statements of Peplin Limited included in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Peplin, Inc. expected to be filed on or about August 9, 2007.
/s/ Ernst & Young
Brisbane, Australia
August 8, 2007